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EXHIBIT 10.14


B RILEY

October 18, 2006                                4675 MacArthur Court, Suite 1500
                                                Newport Beach, CA 92660
Chuck Schillings                                Tel: 949.852.9911
President                                       Fax: 949.852.0430
Richard Nance                                   www.brileyco.com
Chief Financial Officer
Strasbaugh
825 Buckley Road
San Luis Obispo, CA 93401                       PERSONAL & CONFIDENTIAL
                                                -----------------------



Dear Chuck and Richard:

This will confirm the understanding and agreement (the "Agreement") between B. Riley & Co., a Delaware corporation ("B. RILEY") and Strasbaugh (the "COMPANY") as follows:

1. The COMPANY hereby engages B. RILEY as its exclusive financial advisor and placement agent for the purpose of providing the COMPANY with overall financial advisory services primarily relating to:

      (a) Acting as Placement Agent in connection with the placement of approximately $20,000,000 of the COMPANY's securities (the "Securities") to a limited number of investors (the "Investors"), and

      (b) Performing an acquisition of all of a public entity's securities in exchange for securities consisting of COMPANY Common Stock (the "Reverse Merger").

2.    B. RILEY hereby accepts the engagement and, in that connection, agrees to:

      (a) Review and analyze the business, operations, financial condition and prospects of the COMPANY;

      (b) Prepare, in consultation with the COMPANY, certain documents describing the COMPANY, which shall not be made available to potential Investors until the COMPANY has approved such documents (the "Materials"). The COMPANY will also represent to B. RILEY that the Materials do not contain any untrue material statement or alleged untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statement not misleading. In this regard,


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B. RILEY is fully aware and acknowledges that the Materials may contain certain pro forma materials, projections, estimates and other forward-looking statements which will be based upon management's best efforts and the results of data from existing comparable companies;

      (c) Develop and review with the Company a schedule of the Investors to whom the Materials will be provided ("the Investor Schedule")

      (d)   Use its best efforts to privately place the Securities;

      (e) Prepare with the assistance and approval of the COMPANY any other communications to be used in placing the Securities, whether in the form of letter, circular, notice or otherwise;

      (f)   Negotiate the sale of the Securities to the Investors;

      (g) Find a suitable Reverse Merger candidate and perform all necessary due diligence on the public entity;

      (h) Negotiate and finalize with a public entity the Reverse Merger agreement;

      (i) Provide a fairness opinion for the benefit of the Strasbaugh Board of Directors relating to the Reverse Merger exchange ratio.

3. In connection with B. RILEY's engagement, the COMPANY will furnish B. RILEY with any information concerning the COMPANY, which B. RILEY reasonably deems appropriate and will provide B. RILEY with access to the COMPANY's officers, directors, accountants, legal counsel and other advisors. The COMPANY represents and warrants to B. RILEY that to the best of its knowledge, all such information concerning the COMPANY will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The COMPANY acknowledges and agrees that B. RILEY will be using and relying upon such information supplied by the COMPANY and its officers, agents and others and any other available information concerning the COMPANY without any independent investigation or verification thereof or independent appraisal by B. RILEY of the COMPANY or its business or assets.

4. For purposes of this Agreement, a "Financing" shall mean any sale or series of sales of Securities to an Investor or any COMPANY or subsidiary financing involving the issuance of equity, or debt with an equity participation, consummated pursuant to any agreement, commitment or understanding which is entered into with the COMPANY or any post Reverse Merger entity. Financing shall include any cash balances existing in the Reverse Merger entity.


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5. As compensation for the financial advisory services to be rendered by B.
RILEY hereunder, the COMPANY shall pay B. RILEY as follows:

      (a) Upon the signing of this Agreement, the COMPANY agrees to pay B. RILEY a one time retainer of $50,000 in cash, credited to Placement Fees above $1,000,000 on a dollar for dollar basis;

      (b) Upon the closing of the Financing, a fee equal to 6.5% of the gross proceeds of the transaction (the "Placement Fee");

      (c) Upon the closing of the Financing, the COMPANY will grant B. RILEY warrants to purchase common stock equal to 7.0% of the Financing at an exercise price equal to (i) 110% of the transaction price for a common stock transaction or (ii) 110% of the conversion price for any convertible transaction (the "Warrants"). The Warrants issued will expire 5 years after the date of issuance, have standard rights of registration and contain a standard net issuance provision. The Warrants are not transferable other than to a limited number of employees and affiliates of B.RILEY subject to compliance with all applicable securities laws;

      (d) Upon delivery of a fairness opinion, a fairness opinion fee of $100,000 provided the combined total of the Placement Fee and fairness opinion does not exceed 7% of the gross proceeds of the transaction; and

      (e) Upon successful completion of a Reverse Merger, an advisory fee of $100,000.

The COMPANY may secure up to a $10,000,000 investment from the 45th Institute or other Chinese entity directly related to that memorandum of understanding, attached as Addendum 2 to this Agreement, sometime in the future ("China"). The China transaction, as a post Financing transaction, is carved out of the item 5(b) and 5(c) compensation, though, the COMPANY, at its option, may engage B.RILEY in the future for various services and advice on the China transaction under terms and conditions to be agreed upon at that time. If the China transaction is consummated on or before the Financing, or if it is in lieu of the Financing, B.RILEY's engagement is in effect to represent the COMPANY under the same terms and conditions as the Agreement, but with a reduced Placement Fee of 4% and Warrants of 4% on the China transaction.

Such Placement Fees and Warrants shall be payable with respect to any Financing that occurs either (a) during the term of B. RILEY's engagement hereunder regardless of whether the Investor was identified by B. RILEY inclusive of existing COMPANY investors or (b) at any time during a period of twelve (12) months following the effective date of termination of B. RILEY's engagement hereunder and Financing involves an Investor on the Investor Schedule. The Investor Schedule shall include name of Investor's organization, individual contact name and contact date, to be delivered to COMPANY in writing within fifteen business days following termination of this Agreement. COMPANY agrees to provide to B.RILEY all potential investors that have contacted the COMPANY or may contact the COMPANY directly and such parties will be included on the Investor Schedule.


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6. The COMPANY agrees that if during the term of this Agreement, and for a period of eighteen (18) months following a Financing, the COMPANY is acquired, merges, sells all or substantially all of its capital stock or assets, B. RILEY shall be the COMPANY's lead financial advisor and provide customary work in such capacity and shall be paid upon closing a three percent (3%) M&A Advisory Fee based on the Enterprise Value of the COMPANY, which shall include (i) the gross value of all cash, securities, and other property paid directly or indirectly, by an acquiror and received or retained by a seller or sellers, and (ii) the aggregate principal amount of any commercial indebtedness for money borrowed assumed by an acquiror.

7. The COMPANY shall reimburse B. RILEY for its out-of-pocket and incidental expenses; incurred during the term of its engagement hereunder B.RILEY shall obtain COMPANY approval for any projected expense item in excess of $5,000.

8. The COMPANY may refuse to discuss or negotiate the Financing of the COMPANY with any party for any reason whatsoever and may terminate negotiations with any party at any time.

9. Since B. RILEY will be acting on behalf of the COMPANY in connection with this engagement, the COMPANY agrees to indemnify B. RILEY as set forth in Addendum 1, between B. RILEY and the COMPANY.

10. The COMPANY agrees that during the term of B. RILEY's engagement hereunder, with respect to a reverse merger and financing, it will not contact or solicit investors or other entities without discussing with B. RILEY beforehand and will immediately inform B. RILEY of any inquiries.

11. The term of B. RILEY's engagement hereunder as the COMPANY's exclusive financial advisor and placement agent shall extend from the date hereof for six
(6) months. Subject to the provisions of paragraphs 5, 6, 7, 9 and 13 through 16 which shall survive any termination of this Agreement. This Agreement will be irrevocable for the above term and will automatically extend by mutual consent under the same terms and conditions on a month-by-month basis unless canceled by either party giving thirty (30) days written notice duly hand delivered or sent by registered or certified mail to the principal place of business.

12. The COMPANY agrees that B. RILEY will have the right to use COMPANY's name, trademark and logo for the purposes of announcements and press releases related to the completion of a transaction contemplated herein.



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13. Except as required by law, any advice to be provided by B. RILEY under this
Agreement, shall not be publicly disclosed or made available to third parties, other than the investor, without B. RILEY's prior consent. In addition, B. RILEY may not be publicly referred to without its prior consent.

14. The COMPANY represents and warrants to B. RILEY that there are no brokers, representatives or other persons which have an interest in compensation due to
B. RILEY from any transaction contemplated herein or other agreements, either oral or written, between the parties hereto with respect to this Agreement and contains all of the covenants and conditions between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modifications of this Agreement will be effective only if it is in writing and signed by all parties.

15. This agreement shall not be assigned by either party without obtaining the express written consent of the other party.

16. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Any dispute, controversy or claim directly or indirectly relating to or arising out of this Agreement shall be submitted to binding arbitration with JAMS/ENDISPUTE in Los Angeles, California under the JAMS/ENDISPUTE Comprehensive Arbitration Rules and Procedures. The award in the arbitration shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses including reasonable attorney's fees of the prevailing party shall be borne and paid by the party that the arbitrator, or arbitrators, determine is the non-prevailing party. The COMPANY agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of California in connection with any action brought to enforce an award in arbitration. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.




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B. Riley & Co. is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our mutual agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall be a binding agreement as of the date first above written.


                                             B. Riley & Co.


                                             By: /s/ Andre D. Guardi
                                                 -------------------------------

                                                 Andre E. Guardi
                                                 Managing Director


AGREED:

Chuck Schillings

By: /s/ Chuck Schillings
    --------------------------------
    President
    Strasbaugh


Richard Nance

By: /s/ Richard Nance
    --------------------------------
    Chief Financial Officer
    Strasbaugh





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                                   ADDENDUM 1




In connection with the engagement, between B. Riley & Co. ("B. RILEY") and Strasbaugh (the "COMPANY"), the COMPANY hereby agrees to indemnify and hold harmless B. RILEY and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 (a) of the Securities Exchange Act of 1934), if any, agents and employees of B. RILEY or any of B. RILEY's affiliates (collectively, "Indemnified Persons" and individually, an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including fees and disbursements of B. RILEY and an Indemnified Person's counsel) which:

(A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the COMPANY or (ii) actions taken or omitted to be taken by an Indemnified Person with the COMPANY's consent or in conformity with the COMPANY's instructions or the COMPANY's actions or omissions or

(B) are otherwise related to or arise out of B. RILEY's engagement, and will reimburse B. RILEY and any other Indemnified Person for all cost and expenses, including fees of B. RILEY or an Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or the proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with B. RILEY acting pursuant to the engagement, whether or not B. RILEY or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The COMPANY will not, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from B. RILEY's bad faith or negligence.

The COMPANY also agrees that neither B. RILEY nor any other Indemnified Person shall have any liability to the COMPANY for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the COMPANY which are finally judicially determined to have resulted primarily from B. RILEY's bad faith or negligence. The COMPANY further agrees that the COMPANY will not, without the prior written consent of B. RILEY, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect to which indemnification may be sought hereunder (whether or not B. RILEY or any Indemnified Persons an actual or potential party to such claim, actions, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of B. RILEY and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.



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In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the COMPANY, on the one hand, and B. RILEY, on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable which are uninsured liabilities, losses, damages or claims in such proportion as is appropriate to reflect the relative benefits of the COMPANY, on the one hand, and B. RILEY on the other hand, in connection with the transactions contemplated by the engagement, subject to the limitation that in any event B. RILEY's aggregate contribution to all losses claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by B. RILEY pursuant to the engagement.

The foregoing right to indemnity and contribution shall be in addition to any rights that B. RILEY and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of your engagement. The COMPANY hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against B. RILEY or any other Indemnified Person.

It is understood that, in connection with B. RILEY's engagement, B. RILEY may also be engaged to act for the COMPANY in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or separate written agreements. This indemnification shall apply to said engagement, any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.






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                                                                      STRASBAUGH


                           Memorandum of Understanding

                               September 23, 2006



Beginning in March of 2006, the 45th Research Institute and Strasbaugh have engaged in a study of how we can jointly research, develop, design, manufacture, sale and service in the Peoples Republic of China advanced next generation CMP equipment for 300mm 65nm processes and beyond.

This study has been thorough and conducted in a spirit of cooperation with the goal of developing a long term mutually beneficial partnership. We are confident that, together, we can produce and distribute CMP products capable of competing successfully in the global market place. We now desire to move forward in partnership.


The main features of our partnership will be:

1. The 45th Research Institute and Strasbaugh will establish a joint venture CMP company ("JV CMP Co.") in China.

2. The mission of JV CMP Co. will be to research, develop, design, manufacture, sale and service advanced next generation CMP equipment for 300mm 65nm processes and beyond.

3.    JV CMP Co. will be owned 50/50 by 45th Research Institute and Strasbaugh.

4. Strasbaugh will provide to JV CMP Co. an exclusive license to use Strasbaugh's CMP intellectual property, patents and designs in the Peoples Republic of China.

5. Strasbaugh will provide to JV CMP Co. an exclusive license to manufacture Strasbaugh's CMP products in the Peoples Republic of China and will provide sell and service jointly with JVCMP Co. in Asian countries and regions.

6. Strasbaugh will provide JV CMP Co with equipment and comprehensive assistance in all aspects of manufacturing, selling, servicing and process development of such equipment.

7. 45th Research Institute will provide to JV CMP Co. manufacturing facilities, staff and operating funds.

8. JV CMP Co. will provide to Strasbaugh an exclusive license to sell and distribute JV CMP Co.'s products in the rest of the world.

9. JV CMP Co. will in principle purchase $10M of Strasbaugh stock at a discount to Strasbaugh's public market value, subject to appraisal of Strasbaugh's market value by an appraisal company to he hired by the 45th Institute.





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10.   It is the intent of 45" Research Institute and Strasbaugh for JV CMP Co.
      to become a public company at a future time determined to offer the best return on our investment.

11. When agreement is reached and action is taken to establish the JV CMP Co., Strasbaugh and the 45" Institute will hold discussions on additional cooperation on the development and manufacture of the grinding and polishing products for the LED and the next generation semiconductor materials.

12. Strasbaugh will confirm the export license requirements with relevant US government agencies for establishing the JV CMP Co. to manufacture and sell 300mm/65nm and beyond CMP equipment in China upon agreement of working business model between the 45th Institute and Strasbaugh.

13. After signing of this MOU, both parties shall organize technical personnel to prepare for a feasibility study report which will he presented to the relevant Chinese government agency for seeking fund and support of such a major special project.


Both parties agree that time is of the essence and to work together to finalize our partnership in a legally binding agreement at the earliest possible date. This MOU is subject to approval by the top management of each party.




45th Research Institute                      Strasbaugh



Guo Yongxing, Director                       Chuck Schillings, President


/s/ Guo Yongxing                             /s/ Chuck Schillings

09/23/06                                     10/07/06